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                                                                   Exhibit 10.33

Portions of this Agreement have been omitted pursuant to a request for Confidential Treatment.

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                           BUSINESS PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             PHIBRO ANIMAL HEALTH SA
                                 AS THE SELLER,

                                       AND

                         GLAXOSMITHKLINE BIOLOGICALS SA
                                AS THE PURCHASER

           DATED AND ENTERED INTO ON THIS THE 16 DAY OF DECEMBER, 2004

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                                                               SIGNATURE VERSION

                           BUSINESS PURCHASE AGREEMENT

     THIS BUSINESS PURCHASE AGREEMENT (this "Agreement") is dated and entered into as of this sixteenth day of December 2004 (the "Effective Date"), by and between PHIBRO ANIMAL HEALTH SA, a societe anonyme organized under the laws of Belgium with its principal offices at 87a rue de l'Institut, B-1330 Rixensart, Belgium ("Seller"), and GLAXOSMITHKLINE BIOLOGICALS S.A., a corporation organized under the laws of Belgium having a place of business at 89, rue de L'Institut, 1330 Rixensart, Belgium (the "Purchaser") (the Seller and the Purchaser, collectively, the "Parties", and each individually, a "Party").

                             PRELIMINARY STATEMENTS

     The Seller and the Purchaser entered into a Process Development Agreement on August 19th, 2004 under which the Seller is acting as a subcontractor of the Purchaser to perform pilot scale development of MPL in its facilities located in Rixensart; and

     The Seller and the Purchaser have also expressed their potential interest in the acquisition by the Purchaser of the Seller's facilities in Rixensart; and

     The Seller desires to sell, and the Purchaser desires to purchase, subject to the terms and conditions set forth herein, the Seller's Activities, Site and the Acquired Assets performed and/or located in Rixensart (as hereinafter defined), pursuant to the transactions, documents and deliveries contemplated by this Agreement; and

     On 17 November 2004, Seller has announced to its Work Council that Seller intends to proceed with the collective dismissal for technical and economical reasons of 52 of its employees.

     NOW, THEREFORE, in consideration of the foregoing preliminary statement and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

                                    SECTION 1
                           DEFINITIONS AND REFERENCES

     1.1. DEFINED TERMS. As used in this Agreement, the following defined terms shall have the meanings specified below:

     "Acquired Assets" shall mean all assets physically on the Site as of the Effective Date other than the Excluded Assets. An indicative list of the Acquired Assets, which is not a detailed list but a simplified list, is set forth on Exhibit A.

     "Activities" shall mean Seller's industrial activities relating to its manufacturing capacity and know-how in respect of Seller's expertise in solvents technology.

     "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereof, the


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term "controlled" (including the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

     "Agreement" shall have the meaning in the introductory paragraph of this Agreement.

     "Assumed Liabilities"  shall have the meaning set forth in Section 2.2(a).

     "Claim Notification"  shall have the meaning set forth in Section 6.2.1.

     "Closing"  shall have the meaning set forth in Section 2.5(a).

     "Closing Date"  shall have the meaning set forth in Section 2.5(a).

     "Company Guarantee"  shall have the meaning set forth in Section 6.3.

     "Decommissioning" shall mean decommissioning carried out in compliance with the document entitled "TP05 Facilities Decommissioning Process GMS Technical Processes" attached hereto as Exhibit F, an outline of which is also included in same Exhibit F.

     "Dispute"  shall have the meaning set forth in Section 12.12.

     "Due Indemnity"  shall have the meaning set forth in Section 6.2.5.

     "Effective Date" shall have the meaning in the introductory paragraph of this Agreement.

     "Employees" shall mean the persons listed in Exhibit G and in Exhibit H who are employed in the Activities being transferred to the Purchaser.

     "Encumbrance" means any claim, condition, lien, option, mortgage, pledge, security interest, limitation, charge or encumbrance of any kind, restriction or exercise of any right attributing ownership or other right whatsoever whether in favour of third parties or held by third parties.

     "Excluded Assets"  shall mean the assets set forth in Exhibit B hereto.

     "Excluded Liabilities"  shall have the meaning set forth in Section 2.2(b).

     "Finishing Activities" shall mean all granulation and other reasonable and necessary ancillary finishing activities for intermediate Virginiamycin products to be carried out in Building 3 (granulation) and/or requiring QC in Building 1, QA in Building 1, maintenance in Building 11, warehousing in Pavillon 5, utilities in Building 6 and supervisor offices in Pavillon 11.


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     "Governmental Authority"  shall mean any court of competent jurisdiction, governmental agency, board or commission or other governmental authority or other instrumentality of Belgium.

     "Industrial Activities" means all Seller's activities, process, equipment used in the manufacturing of Virginiamycin and Semduramicin, including but not limited to all necessary services supports including QC, QA, maintenance, warehousing, supervision and management.

     "Intellectual Property" means the software licences and service agreements necessary to utilise the Acquired Assets, as listed in Exhibit J hereto.

     "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other financial books and records.

     "Loss"  shall have the meaning set forth in Section 6.1.5 (a).

     "Mortgage" shall mean the mortgage dated 14 April 2004 granted by Seller to HSBC Bank USA for an amount of USD 15 million in principal.

     "MPL"  shall have the meaning set forth in Section 4.8 (f) (ii).

     "Party" or "Parties" shall have the meaning in the introductory paragraph of this Agreement.

     "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business, (ii) Encumbrances for industrial taxes excluding VAT and registration duties that are not due and payable and (iii) such other Encumbrances as would not be reasonably likely to be material to the Acquired Assets. Bank Encumbrances and any other financial Encumbrances will in no circumstances be considered as Permitted Liens.

     "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

     "Phibro Animal Health Corporation" shall mean a New York Corporation which is the ultimate parent company of Seller with offices at 65 Challenger Road, 3rd Floor, Ridgefield Park, NJ 07660, USA.

     "Previous Liabilities"  shall have the meaning set forth in Section 2.2(c).

     "Prior Rights"  shall have the meaning set forth in Section 11.2(b).

     "Proceeding" shall mean all claims, litigation, proceedings, investigations, actions, suits, or orders at law or in equity.


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     "Purchaser"  shall have the meaning in the introductory paragraph of this
Agreement.

     "Purchase Price"  shall have the meaning set forth in Section 2.1(a).

     "Seller" shall have the meaning in the introductory paragraph of this Agreement.

     "Seller Position Notification" shall have the meaning set forth in Section 6.2.1.

     "Site" shall mean the site of the Seller located at 87a rue de l'Institut, 1330 Rixensart (Belgium). A plan of the Site is attached hereto as Exhibit C.

     "Transfer Tax"  shall have the meaning set forth in Section 8.1.

     "Transition Period"  shall have the meaning set forth in Section 2.4 (c).

     "Warranties" means the representations and warranties set forth in Sections 4, 5 and 6 of this Agreement.

     1.2. INTERPRETATION

          1.2.1 Defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender;

          1.2.2 References to clauses and Sections are to clauses of and the Sections to this Agreement, references to paragraphs are, unless otherwise stated, references to the Sections referred to in said paragraphs, and references to this Agreement include the Sections;

          1.2.3 References to Persons include those Person's successors and other beneficiaries;

          1.2.4 Clause and Section headings are included for the convenience of the Parties only and shall not be used for the interpretation thereof;

          1.2.5 References to all or any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it.

          1.2.6 The use of terms including means "including but not limited to";

          1.2.7 The words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


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                                    SECTION 2
                           SALE AND PURCHASE OF ASSETS

     2.1. PURCHASE AND SALE OF ASSETS; SIGNING PAYMENT.

          (a) On the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Activities and all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Liens, and in consideration for the Purchaser's acquisition of the Activities and all of the Acquired Assets, the Purchaser shall assume the Assumed Liabilities and pay Seller, on the Closing Date, free and clear of and without reduction for any value-added or withholding tax, an amount equal to Six Million Two Hundred Thousand Euro (EUR 6,200,000) (the "Purchase Price") broken down as follows:

(i) One Million Three Hundred Thousand Euro (EUR 1,300,000) for the land (incl. Equipment like roads, car parks,...) plus

(ii) Four Million Nine Hundred Thousand Euro (EUR 4,900,000) for the buildings and equipment.

          (b) In consideration of the advantages for Seller resulting from the transaction contemplated hereby Seller agrees to make the following payments to
Purchaser:

(i) within six (6) months from the Closing Date: One Million Five Hundred Thousand Euro (1,500,000 EUR)

(ii) within eighteen (18) months from the Closing Date: One Million Five Hundred Thousand Euro (1,500,000 EUR)

(iii) within thirty (30) months from the Closing Date: One Million Five Hundred Thousand Euro (1,500,000 EUR)

(iv) within forty-two (42) months from the Closing Date: Five Hundred Thousand Euro (500,000 EUR).

          (c) The payments pursuant to Section 2.1(a) shall be made by wire transfer of immediately available funds to a bank account of the Seller in Belgium as specified by the Seller before the Closing Date.

          (d) The payments pursuant to Section 2.1(b) shall be made by wire transfer of immediately available funds to a bank account of the Purchaser in Belgium as specified by the Purchaser before the Closing Date.


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     2.2. ASSUMED LIABILITIES.

          (a) At and by virtue of the Closing Purchaser shall assume and thereafter will pay, discharge, perform or otherwise satisfy when due all Liabilities (other than Excluded Liabilities) according to their respective terms arising out of the use, ownership and/or operation of the Acquired Assets on or after the Closing Date subject to the appropriate representations and warranties of the Seller pursuant to Sections 4 and 6 below. The foregoing Liabilities being assumed by Purchaser are referred to hereinafter collectively as the "Assumed Liabilities."

          (b) Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.2.(c) below and to the terms of the Letter Agreement dated September 28, 2000 between Pfizer Inc., Pfizer Animal Heath S.A, Philipp Brothers Chemicals, Inc. SmithKline Beecham plc and SmithKline Beecham Biologicals S.A., a copy of which is attached hereto as Exhibit D, other than the Assumed Liabilities, the Purchaser shall not assume or be deemed to have assumed any Liability or obligation of the Seller whatsoever pursuant to this Agreement, including any Liabilities arising out of the use, ownership and/or operation of the Acquired Assets prior to the Closing Date (the "Excluded Liabilities").

          (c) All Site Liabilities in connection with events or activities conducted by Purchaser on the Site before January 19th, 1995 will remain Purchaser's responsibility according to the terms of the Sale Agreement between SmithKline Beecham Biologicals SA and Pfizer SA dated January 19th, 1995 (hereafter "Previous Liabilities").

     2.3. MAINTENANCE OF ACQUIRED ASSETS AND CLEAN-UP ACTIVITIES

          (a) The Seller undertakes to keep all Acquired Assets and related utilities, including without limitation the pilot unit referred to in Section
2.4 (b) (iv) below, fully operational until the Closing Date subject to normal business considerations. The Seller also undertakes to keep all Acquired Assets on the Site between the Effective Date and the Closing Date. Purchaser shall be permitted to control that all Acquired Assets physically remain on the Site after the Effective Date, including without limitation the analytical equipment listed in Exhibit A, and Seller shall cooperate with Purchaser to set up and effect such control.

          (b) The indicative list of buildings and equipment Purchaser intends to clean-up is attached hereto as Exhibit E. The clean-up activities either through destruction or otherwise shall be the responsibility of Purchaser. The Seller shall reimburse to Purchaser clean-up costs according to demolition costs up to a maximum amount of Seven Hundred Thousand Euro (EUR 700,000). Such reimbursement shall be made by Seller to a bank account designated by Purchaser, based on documented expenses submitted by Purchaser when the cost of clean-up activities reach Seven Hundred Thousand Euro (EUR 700,000) or, if such cost is lower than Seven Hundred Thousand Euro (EUR 700,000), when the clean-up activities will be completed by Purchaser, such payment to be made no later than on the first anniversary of the Closing Date. Purchaser shall be authorised to start clean-up activities on the Site before the Closing Date, provided such clean-up activities do not affect the on-going manufacturing and granulation activities as well as the stockpiling or residual activities of Seller on the Site. For the avoidance


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of doubt, the demolition costs to be reimbursed by Seller hereunder shall not be diminished by the value of equipment dismantled or recovered by Purchaser.

     For the avoidance of doubt, the buildings and equipment referred to in this
Section 2.3 are all part of the Acquired Assets.

     2.4. JOINT ACTION; CO-OPERATION

          (a)  General.

               (i) Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective best efforts, and shall co-operate with the other Party, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including furnishing any necessary information or copies of documentation, or obtaining any consents, approvals, permits, authorisations or waivers, to cause the transaction contemplated by this Agreement to be consummated, as expeditiously as reasonably practicable in accordance with the provisions of this Agreement. In the event that any action, suit, proceeding or investigation relating to this Agreement or the transaction contemplated hereby is commenced at any time, each of the Parties shall co-operate and use its best efforts to defend against the same.

               (ii) In particular, but without being considered as an exhaustive list, the Seller and Purchaser shall jointly proceed with any official notifications or other formalities as may be required by environmental or planning regulations, and Seller and Purchaser shall cooperate to obtain such official environmental or planning authorisations as may be required by such environmental or planning regulations.

               (iii) Parties agree that all costs and expenses, including taxes, related to the Activities, Site and Acquired Assets, and in particular, but without this being an exhaustive list, all costs and expenses, including taxes, related to the gas and electricity supply, shall be apportioned such that these costs and expenses, including taxes, accrued during or referable to periods prior to Closing Date, shall be borne by the Seller and thereafter by the Purchaser.

               In the event Seller has prepaid during the period prior to the Closing Date such costs and expenses which only accrued or are referable to periods after the Closing Date, Purchaser shall reimburse such costs and expenses to Seller.

               In the event Purchaser has paid during the period after the Closing Date such costs and expenses which accrued or are referable to periods prior to the Closing Date, Seller shall reimburse such costs and expenses to Purchaser.

               Seller and Purchaser shall use all reasonable efforts to draw up and agree a provisional statement of the apportionment, and the balance owing by or between Seller and Purchaser, thirty (30) calendar days after the Closing which statement shall be reviewed and finalized twelve (12) months after Closing. Seller shall pay to Purchaser, and Purchaser shall pay


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to the Seller, as applicable, the balance agreed within ten (10) calendar days after (i) agreeing on the provisional statement of the apportionment, and (ii) agreeing on the final statement of apportionment.

               (b)  Pre-Closing.

               (i) Seller shall arrange for the closure (fill in) of the water well number 3 located on the Site in a professional manner before the Closing Date and shall bore in a professional manner a new water well delivering water the quantity and quality in accordance with the Seller's current permit. Both operations, closure and boring, will be duly documented and such documentation shall be provided by Seller to Purchaser as available but in any event before the Closing Date. In exchange for the closure of water well number 3, Purchaser shall provide to Seller and Seller shall be entitled to receive from Purchaser the water supply Seller requires to operate and conduct its business till the Closing Date as its is currently conducted.

               (ii) Upon reasonable notice by Purchaser, Seller shall provide Purchaser with all necessary and reasonable access to and use, including occupation by Purchaser, of those facilities of the Site as Purchaser may require for purposes of its MPL activities before the Closing Date provided such access and use, including occupation by Purchaser, do not effect the on-going activities of the Seller on the Site.

                    From July 1, 2005 or an earlier date as may be agreed upon between the Parties Purchaser may start modifications to Buildings 1 and 1A as per the drawings attached hereto as schedule 2.4 (b) (ii), except to the QC part of those buildings, in order to set up Purchaser's projects and activities related to MPL. In particular Seller agrees that Purchaser may install a GMP pilot unit or units for MPL in Building 1A if it does not interfere with the Industrial Activities.

In case Purchaser decides to implement such GMP pilot unit before the Closing Date, Seller shall carry out the necessary works to isolate the areas dedicated to Virginiamycin and MPL activities in Buildings 1, 1A and 3 pursuant to Purchaser's instructions. All costs relating to modifications to Buildings 1 or 1A and 3 necessary to isolate the areas dedicated to Virginiamycin and MPL activities made in accordance with such instructions will be borne by Purchaser, including :

          -    modification of people access and material access,

          -    fluids and energy separated pipes

          -    isolation works.

               (iii) The Parties agree that during the period prior to and until Closing, Seller shall place at the disposal of Purchaser such Employees as Purchaser may request for its activities during the period prior to Closing, based on the availability of such Employees. Purchaser shall reimburse Seller for the services of such Employees and at a rate per Employee as specified in
Schedule 2.4.


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               (iv) Seller shall maintain the pilot unit used by Seller to perform the activities described in the Work Plan under the Process Development Agreement of August 19, 2004 between the Parties and continue operations of said pilot unit during the period prior to and until Closing. In particular, but without limitation, Seller agrees to maintain fully operational the analytical equipment necessary for the MPL activities listed on Exhibit A attached hereto.

               (v) The Seller shall use its best efforts, with the collaboration from Purchaser, to obtain regular town planning permits for the following buildings : P11 and H31.

          (c) Post-Closing. Seller shall have until December 31st, 2006 to complete the Finishing Activities for intermediate Virginiamycin products ("Transition Period").

          During such Transition Period, Purchaser shall (i) place at the disposal of the Seller such employees as Seller may request for such Finishing Activities including, but not limited to, production employees and laboratory personnel, and (ii) provide Seller with all necessary and reasonable access to those areas of the Site as Seller may require for purposes of the Finishing Activities.

Seller shall reimburse Purchaser for such employees placed at the disposal of Seller at a rate per such employee and for other costs as specified in Schedule 2.4.

Seller agrees that it will indemnify and hold harmless Purchaser for any damages or claims incurred by Purchaser as a result of the Finishing Activities conducted by Seller. This obligation of indemnification shall not be subject to any other limitation set forth in this Agreement.

          (d) Process Development Agreement. Seller shall continue to perform its obligations under the Process Development Agreement entered into with Purchaser on 19 August 2004 and allocate its resources to achieve the objectives, in particulars the milestones, set out in the Process Development Agreement.

          (e) Seller shall be responsible for termination of all contracts relating to the Excluded Assets and, as may be directed by Purchaser, Seller shall either continue maintenance agreements listed in Schedule 2.4 (e) and other relevant agreements related to the Acquired Assets in the name of Purchaser or terminate said agreements. Seller and Purchaser shall jointly notify utilities suppliers and other relevant contractors of change of name of contracting party.

     2.5. CLOSING.

          (a) Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on November 30, 2005 or at another date mutually agreed between the Parties provided such other date is not earlier than July 1st, 2005 and not later than June 30th, 2006. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".


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          (b) Seller's Obligations at the Closing.  At the Closing the Seller
shall undertake, cause to be undertaken, deliver to the Purchaser and/or cause to be delivered to the Purchaser, as applicable, the following:

               (i) those Acquired Assets which are capable of physical delivery and which are cleaned, emptied of any raw materials unless otherwise indicated by Purchaser and of which Decommissioning has been completed;

               (ii) a receipt for the Purchase Price.

          (c) Purchaser's Obligations at the Closing. At the Closing the Purchaser shall pay to the Seller the Purchase Price.

          (d) Both Parties' Obligations at the Closing. At the Closing the Purchaser and the Seller shall:

               (i) execute the notarial deed of transfer of the buildings and fixtures set forth on Exhibit A. The notarial deed shall either contain the representations and warranties from the Seller in Sections 4 and 6 hereof or refer to Sections 4 and 6 hereof;

               (ii) jointly notify the competent environmental authorities and any other competent authority of the change of operator pursuant to the notification letter to be drafted by Seller who will modify this letter following the reasonable comments of Purchaser and a form of which is attached hereto as Exhibit I.

     2.6. RISK OF LOSS.

     Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of the Seller (except for loss or damage caused by the Purchaser's activities on the Site, including MPL activities performed by Purchaser as set out in Section 2.4. (b)
(ii) and/or clean-up performed by Purchaser, as set out in Section 2.3(b)). Upon the Closing, risk of loss to the Acquired Assets shall be transferred to the Purchaser except that Seller shall remain solely responsible for any loss or damage to the Acquired Assets from fire, casualty or any other occurrence related to Seller's Finishing Activities post Closing.

     The Parties acknowledge that if any Acquired Assets are lost or damaged by fire, casualty or any other occurrence the Purchase Price shall be appropriately adjusted, but the Closing shall nonetheless proceed.

     2.7. SCOPE OF THE PARTIES' RIGHTS.


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     The Purchaser hereby acknowledges and agrees that it will acquire no right, title, or interest whatsoever in any property or assets of the Seller except as explicitly set forth in this Agreement.

                                    SECTION 3
                                    WORKFORCE

     3.1. TRANSFER OF EMPLOYEES

          (a) Parties acknowledge that the rights and obligations of Seller with respect to the Employees referred to in Exhibit G and Exhibit H will at Closing transfer with the Activities to the Purchaser pursuant to the Belgian Collective Bargaining Agreement nr. 32bis on the safeguarding of employees' rights in event of transfers of undertakings, businesses or parts of businesses ("CBA nr. 32bis").

          (b) Seller shall be responsible for all costs, expenses and other liabilities arising from or relating to any claims or demands made by Employees, and all liabilities for employee benefits received, earned, accrued or enjoyed, in relation to any period up to and including the Closing Date and shall accordingly indemnify and hold the Purchaser harmless.

          (c) Purchaser shall be responsible for all costs, expenses and other liabilities arising from or relating to any claims or demands made by Employees, and all liabilities for employee benefits received, earned, accrued or enjoyed, in relation to any period following the Closing Date and shall accordingly indemnify and hold the Seller harmless in respect thereto.

          (d) Parties agree that costs in relation to Employees borne by the Seller shall be apportioned such that these costs in relation to Employees accrued, or referable to periods, prior to the Closing Date shall be borne by the Seller and thereafter by the Purchaser. Such costs in relation to Employees shall include, but not be limited to: salaries, wages, expenses, commission, bonuses, overtime pay, 13th month, sick pay, accrued holiday pay entitlement, full financing of applicable benefit schemes, and other emoluments including taxes, social security contributions or other amounts required to be withheld there from or paid in relation to any of the foregoing. Seller and Purchaser shall use all reasonable efforts to draw up and agree a statement of the apportionment, and the balance owing by or between Seller and Purchaser, as soon as practicable and at the latest thirty (30) calendar days after the Closing. Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, the balance agreed within ten (10) calendar days after agreeing on the statement of the apportionment.

          (e) If for any reason, any Employee listed on Exhibit G or Exhibit H leaves the Seller before the Closing, Seller shall be entitled to fill temporarily the open position(s) until the Closing Date with replacement employees as necessary for its own activities. However, on or after the Closing Date, Purchaser shall have no obligation whatsoever to take over or employ any other person, including any such replacement employees, than the persons listed in Exhibit G and Exhibit H, pursuant to the transaction set out in this Agreement.


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     3.2. REDUNDANCIES

     Seller shall be responsible and shall bear the entire expense for all redundancies, dismissals or lay-off of Seller's employees who are not listed in Exhibit G or Exhibit H attached hereto.

     3.3. NON-HIRING

          Purchaser agrees not to recruit any employee of Seller to start employment at Purchaser before the Closing Date, except as otherwise expressly agreed in writing between Parties. It is recognized and agreed that Purchaser cannot prevent Seller's employees to actively solicit or apply for positions open at Purchaser. Hiring by Purchaser of any such Seller's employee who has solicited or applied for a job at Purchaser shall be permitted and shall not constitute a breach of this Agreement

                                    SECTION 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to the Purchaser on the Effective Date that:

     4.1. ORGANIZATION.

     The Seller is a corporation duly organized, validly existing and in good standing under the laws of Belgium. The Seller has all requisite power and authority to own, use and operate all of the Acquired Assets, and to conduct its Activities as currently being conducted.

     4.2. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

     The Seller has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been authorized by all requisite action on the part of the Seller. This Agreement has been validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

     4.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Neither the execution and delivery of this Agreement by the Seller, nor the performance by the Seller of its obligations hereunder will: (i) violate the organizational documents of the Seller; (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which the Seller is a party or by which


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the Acquired Assets are bound, or result in the creation or imposition of any
Encumbrance upon any of the Acquired Assets (in particular the Asset Purchase Agreement dated 28 September 2000 between Pfizer, Inc. and Philipp Brothers Chemicals, Inc. (predecessor of Phibro Animal Health Corporation) does not contain any obligation that would affect the Acquired Assets); or (iii) violate or conflict with any law, rule, regulation, judgement, order or decree of any court, other than, in the case of clauses (ii) and (iii) above, such as would not, individually or in the aggregate, have a material adverse effect on the Acquired Assets.

          (b) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the consummation by the Seller of the transactions contemplated by this Agreement.

     4.4. TITLE TO ASSETS.

     Subject to Section 6.1.7, on the Closing Date Seller shall hold good and marketable title to the Acquired Assets, free and clear of any Encumbrance, except for Permitted Liens. Upon delivery of the Acquired Assets to Purchaser on the Closing Date, Seller shall convey to Purchaser good and marketable title to the Acquired Assets, free and clear of any Encumbrance, except for Permitted Liens.

     4.5. AS IS; WHERE IS.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACQUIRED ASSETS CONVEYED TO PURCHASER HEREUNDER BY SELLER ARE PROVIDED "AS IS" AND "WHERE IS" AND SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO.

     4.6. BROKERS OR FINDERS.

     The Seller has had no dealings, negotiations or communications, whether in writing or otherwise, with any broker(s), other intermediaries or other person acting pursuant to the Seller's authority who will be entitled to make any claim against the Purchaser for any commission, finder's fee or other fee may, in any circumstance or event, be payable in connection with the transactions contemplated by this Agreement.

     4.7. MATERIAL ASSETS RELATED TO ACQUIRED ASSETS.

     To the knowledge of the executive officers of Seller, all material assets which are reasonably related to the Acquired Assets are listed in Exhibit A.

     4.8. SPECIFIC WARRANTIES.

          (a) Acquired Assets. To the best of Seller's knowledge, Seller has operated the Acquired Assets and Activities in all material respects, on the Site in compliance with all applicable laws and regulations and requirements, and under all legally required authorisations and/or permits.


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          (b) Legal action.  There is no legal action ongoing or pending or, to the best of Seller's knowledge, threatened against the Seller related to the Acquired Assets. To the best of Seller's knowledge, there is no circumstance susceptible of giving rise to a claim for damages or other legal action relating to or involving the Acquired Assets. To the best of Seller's knowledge, Seller's activities on the Site or Seller's operation of the Site are not subject to any investigation from a Governmental Authority and the Seller has received no notification that a similar investigation will be conducted on the Site.

          (c) Employees

               (i) Employees: the only persons assigned to the Activities on the Closing Date are the persons listed in Exhibit G and Exhibit H, save for changes in personnel to which the Purchaser has consented by prior written agreement between the Effective Date and the Closing. On or after the Closing Date, Purchaser shall have no obligation to employ any other person, including the replacement employees referred to in Section 3.1(e), than the persons listed in Exhibits G and H pursuant to the transaction set out in this Agreement.

               (ii) Representative Bodies: the Seller has complied with all applicable regulations in respect of representative bodies, in particular with regard to the establishment of Works Councils, or Health and Safety Committees. Neither the Seller nor Seller's officers have been investigated or prosecuted for a "delit d'entrave" (impeding the course of the law) or any charge subsequent to a refusal or delay in instituting Works Councils, or Health and Safety Committees.

               No Works Council representative has been appointed to Seller's board of directors.

               (iii) Collective Bargaining Agreements - Employment contracts: the Seller has respected the terms of all applicable collective bargaining agreements and other agreements and the legal and contractual terms of all its employment contracts. The Seller has complied with all applicable national, sectoral and companies' Collective Labour Agreement provisions as well as with all applicable fiscal and social security laws, regulations and administrative circulars. It has complied with all legal and statutory requirements of pension schemes and group insurance policies, in particular the group insurance policy concerning health, incapacity and/or death before retirement age. Seller represents and warrants that on the Closing Date, it will have complied will all legal and statutory requirements as to financing of its respective benefit schemes as listed in Schedule 4.8. (c) (iv) hereof, it being in particular understood that :

               (x) the minimum financing requirements of the old age pension built up by Belgian legislation will have been respected, and


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               (y) the pension fund assets that will be transferred from Seller to Purchaser on the Closing Date will not be less than the minimum financing requirements. Any and all of the then existing surplus above the minimum financing requirements will be transferred to Purchaser.

The correct amounts under this clause will be determined and the necessary adjustments will be made, within ninety (90) days after the Closing Date.

               (iv) Employee Benefits: Except as listed in Schedule 4.8.(c)(iv) , there are no extra-legal pension plans, statutory or voluntary profit sharing schemes retirement bonus plans, life or health insurance or other employee benefit schemes of whatever nature in existence or proposed or due to take effect after the Closing Date nor any contractual or moral obligation to create or provide the same. has a right to make a claim for employee benefit arising from past or existing statutory or voluntary profit sharing scheme.

               Seller represents and warrants that any and all benefit schemes applicable comply with any and all applicable rules and legislation on complementary pension schemes (old age, death, disability and medical coverage).

               (v) Indemnities: at the date hereof, the Seller does not owe any amounts to or for the benefit of any person in respect of past service or the termination of the employment contract.

               (vi) Remuneration: Schedule 4.8.(c)(vi) truly and accurately lists the date of birth, date of commencement of continuous employment and protection against dismissal of each Employee and the full remuneration and benefit package to which each Employee is entitled. Except as listed in Schedule 4.8.(c)(vi), there are no agreements or outstanding commitments (other than provided by law, collective labour agreements and/or individual employment contracts) to increase the remuneration of any Employee in the future. Furthermore there have been and there will be no negotiations that are due to take place for any increase in the remuneration or benefits of any of the Employees within a period of twenty-four (24) months after the Closing.

               (vii) Absence: Except as described in Exhibits G and H, as of the Effective Date, no Employee is on secondment, absent on grounds of disability or other long-term leave of absence or in receipt of any benefit pursuant to any permanent health insurance or similar arrangement, on maternity leave or on parental leave.

               (viii) Disputes: None of the Employees has any existing dispute, claim or cause of action against the Seller or will have any dispute, claim or cause of action against Purchaser whose triggering event originates in the employment relationship between these Employees and the Seller prior to the Closing Date nor is bringing or, to the best of Seller's knowledge, threatening to bring or will bring any proceedings before a court or otherwise, nor are


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there, so far as the Seller is aware, any circumstances in existence likely to give rise to any such dispute, claim or cause of action.

               (ix) Change of control: No Employee will be entitled by reason of this transaction contemplated by this Agreement to any one-off payment, bonus or to terminate his/her employment.

               (x) Terms of employment: No proposal, assurance or commitment has been communicated to any Employee regarding any change to his terms of employment or working conditions.

               (xii) No special advantages: None of the Employees listed in Exhibits G or H benefits from provisions in the event of dismissal or removal from office which would oblige the Seller to pay amounts (i) exceeding those amounts provided pursuant to law and applicable collective agreements or (ii) due pursuant to a "Golden Parachute" clause. None of the Employees has the right to a pension or other advantage at the time of retirement which exceeds that which is provided under law, applicable collective agreements, and company pension plans.

               (xiii) The Seller has not, in the past twelve months, given to or received from any Employee notice of termination of employment.

          (d)  Insurance

          The Seller is up to date with respect to the payment of the premiums due for insurance policies related to the Acquired Assets which are in full force and effect, and has infringed no provision of said policies which could prejudice any claim. There are no outstanding claims made by the Seller under any of the insurance policies related to the Acquired Assets.

          (e)  Health, Safety, Environment and Planning

               (i)  General representations and warranties.

               The Purchaser acknowledges that, prior to the date of signature hereof, both itself and its advisers have had access to certain health, safety, planning and environmental information related to the Seller, the Activities and the Acquired Assets in the context of the due diligence performed in respect of documentation and information made available by the Seller to the Purchaser, as well as through various discussions with the Seller's main executives, the Seller's statutory auditors and visits to the Seller's Site, without having conducted an audit on Site.

               The Purchaser considers that such information, if fairly disclosed by Seller, is satisfactory to take its decision to purchase the Activities and all of the Acquired Assets.

               The Seller hereby declares that at the Effective Date and until the Closing Date:


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               (1) to the best of Seller's knowledge, for both the Activities and Acquired Assets, the Seller respects and materially complies with all health, safety, planning and environmental protection and regulations and standards applicable at the Closing Date, and has all necessary material permits and authorisations and has completed all formalities as required with regards to all health, safety, planning and environmental protection and regulations and standards applicable at the date of the transfer.

               (2) the environmental audits that have been conducted from 1992 till 2001 do not reveal any significant detrimental findings in respect to the Site, Activities or Acquired Assets; the Seller has carried out no environmental audit of its facilities and its site since 2001 (other than cross-site audits with Purchaser).

               (3) for both the Activities and the Acquired Assets, the Seller has all necessary permits and authorisations related to town planning (urbanisme) except for (i) the buildings P4, P5 and H5 which Purchaser intends to demolish (ii) building H29 which Purchaser intends to move and (iii) buildings P11 and H31 for which the Seller shall use its best efforts, with the collaboration from Purchaser, to obtain permits before the Closing pursuant to
Section 2.4. (b)(v), and has completed all formalities as required with regard to such authorisations and permits. Said authorisations and permits have been lawfully issued and are valid.

               (4) the Seller has received no notification from Governmental Authorities concerning any infringement of applicable environmental protection regulations and standards or involving its liability with regard to any environmental pollution or damage.

               (5) the Seller declares that the legal inspections made in respect of health, safety, environmental and planning matters relating to the Site, Activities and Acquired Assets do not reveal any significant detrimental findings in respect to the Site, Activities or Acquired Assets.

               (6) the Seller is concerned by no legal action or decision concerning health, safety, environmental and planning matters which has an adverse effect on permits and authorisations for the Activities and Acquired Assets

               (i) Special representations and warranties - Incidents

                    (1) The Seller declares that to his knowledge there have been no operating incidents or other major events concerning the facilities mentioned above.

                    (2) The Seller declares that to his knowledge there has been no pollution or risk of pollution of the soil or sub-soil or the water table, except for two (2) accidental discharges of MIBK that have occurred in April 1999 and April 2004 and the soil pollution well known to the Purchaser which is currently under remediation by the Purchaser.

          (f)  Equipment/Installations


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The Seller declares that all inspections in respect of equipment and installations, included in the Acquired Assets, which are subject to acceptance by official bodies, have been carried out in compliance with legal requirements and that there is no report of non-conformity which would prevent Purchaser from using Seller's equipment and installations.

          (g)  PCB/PCT

The Seller declares that all PCB/PCT have been professionally eliminated from the facilities of the Seller in accordance with the Decree of the Walloon government of 25 March 1999 on the elimination of PCB/PCT.

          (h)  Use and future extensions of Site/Acquired Assets/Activities

The Seller declares that it has not made any arrangements or has entered into any agreements with any third parties or Governmental Authorities at federal, regional and/or local levels, which limit the use of the Site and the Acquired Assets and the conduct of the Activities.

In particular, the Seller declares that it is not aware of, and has not agreed with any third parties or Governmental Authorities whether federal, regional or local, to any limitation to possible future extensions of the Site, Acquired Assets and Activities.

          (i)  Intellectual Property rights

The Seller declares that it does not control any intellectual property rights which are relevant to the operations and activities, including the Activities, which Purchaser will carry out with the Acquired Assets.

                                    SECTION 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller that on the Effective Date:

     5.1. ORGANIZATION.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Belgium. The Purchaser has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

     5.2. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

     The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been authorized by all requisite action on the part of the Purchaser. This Agreement has been validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, moratorium,


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reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

     5.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder will: (i) violate the certificate of formation, operating agreement or other organizational document of the Purchaser; (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which the Purchaser or any of its Affiliates is a party or by which any of its or their properties or assets are bound; or (iii) violate or conflict with any law, rule, regulation, judgement, order or decree.

          (b) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

                                    SECTION 6
                          WARRANTIES - INDEMNIFICATION

     6.1. WARRANTIES

     The Seller hereby represents and warrants that all the Warranties given by it in this Agreement are true, complete and accurate as of the date hereof, subject only to the disclosure exceptions expressly mentioned in this Agreement and its Sections and Exhibits.

     It is expressly agreed between Parties that information disclosed in the context of the due diligence shall be considered as appropriate disclosure for the purposes of releasing Seller's liability pursuant to the representations and warranties given by the Seller in Section 4 of this Agreement, only if such information is fairly disclosed.

     It is expressly agreed between Parties that the Seller may not be released from any liability under the representations and warranties of Section 4 of this Agreement by the oral information disclosed to Purchaser and/or its counsels prior to the Closing Date (including the oral information collected during the due diligence mentioned in the above paragraph).

     6.1.1 The Purchaser acknowledges that, prior to the Effective Date, both itself and its advisers have had access to certain technical, financial, legal, tax, commercial and accounting information related to the Seller, as well as through various discussions with the Seller's main executives, the statutory auditors and visits to the Site. The Purchaser considers that such information is satisfactory to take its decision to purchase the Acquired Assets.

     6.1.2 The Seller shall be liable to the Purchaser in accordance with the terms of the Warranties set forth in Section 4 and this Section 6. The Purchaser shall be entitled to notify a


                                                                              20
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claim to, and to actively enforce such claim against, the Seller for any misrepresentation and/or material breach of the Warranties as set forth in
Section 4 or Section 6 by Seller and for the entire amount of such claim, subject to Section 6 and the limitations set forth in Section 7.

     6.1.3. Each Warranty is given independently from and shall not be limited by reference to any of the other Warranties; one and the same prejudice shall however only be indemnified once under the terms hereof.

     6.1.4. The Seller shall as soon as possible and, in any event, within (15) days from the occurrence of such event, disclose to the Purchaser in writing any matter which becomes known to the Seller after the execution hereof which is or could reasonably be expected to constitute a breach of the Warranties or affect the accuracy thereof.

     6.1.5 Subject to the limitations set out in Section 7 of this Agreement, the Seller undertakes to indemnify the Purchaser for any costs, expenses, damages, claims or losses (including increase of liabilities or decrease of value of assets) incurred by the Purchaser which directly results from:

     (a) a misrepresentation and/or material breach of any of the Warranties as set forth in Section 4 or this Section 6 (a "Loss"). (b) the fact that Seller has not obtained the consent from its bondholders and banks and/or has not obtained the lifting of the mortgage on the Acquired Assets as referred to in
Section 4.3. and Section 4.4. above; or

     6.1.6. * Omitted pursuant to our request for confidential treatment.

     6.1.7. If at Closing the Mortgage is not lifted the Seller undertakes to indemnify and keep indemnified Purchaser.

     6.2. NOTIFICATION OF CLAIMS, PAYMENT OF CLAIMS AND WARRANTIES


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          6.2.1 Upon the Purchaser becoming aware of any Loss which may give right to a claim, the Purchaser shall, within a maximum period of sixty (60) days notify the Seller in writing (as indicated in Section 12.1 of this Agreement) of the details of the claim, including the Purchaser's best estimate of the amount of the claim, as well as any documents justifying Purchaser's claim ("Claim Notification").

               Within thirty (30) days of receipt of a Claim Notification, the Seller shall notify the Purchaser of its acceptance or rejection of the claim or make an offer to settle ("Seller Position Notification").

               In the event that, within such thirty (30) day period from the date of the Claim Notification the Seller should fail to notify its position to the Purchaser, or should notify its acceptance of the claim, or should the Purchaser accept the proposed settlement, the claim shall be payable in accordance with Section 6.2.2 of this Agreement.

               Should the Seller notify the Purchaser within such thirty (30) day period from the date of the Claim Notification that it rejects the claim or should the Purchaser reject the proposed settlement, the claim shall be (i) dealt with under the expert procedure set forth in article 6.4 if the Purchaser and the Seller agree that the dispute concerns the valuation either of the prejudice or of the indemnity, or (ii) in all other cases, referred to the Commercial Court of Nivelles.

          6.2.2. In the absence of any dispute in respect of a claim, the payment of any amounts owed by the Seller to the Purchaser under any such claim shall be made within fifteen (15) days from receipt of the Seller Position Notification to the Purchaser and within thirty (30) days of the date of the Claim Notification if the Seller fails to serve a Seller Position Notification in accordance with Article 6.1.1 of this Agreement; such payment shall be made in accordance with Section 6.2.4 hereafter.

          6.2.3. In the event of a dispute between the Seller and the Purchaser in respect of any claim, the payment of any amounts owed by the Seller to the Purchaser under any such claim shall be made within fifteen (15) days from the notification by the Purchaser of any of the following events, and in accordance with the provisions of:

     -    a full and final out of court settlement with respect to the claims ;

     -    a final and unappealable court order ;

     - an expert decision, binding the Seller and the Purchaser, in accordance with the provisions of Section 6.4 herein.

     Such payment shall be made in accordance with Section 6.2.4. hereafter.

          6.2.4. In the event of any amounts become due by the Seller to the Purchaser pursuant to this Section (the "Due Indemnity"), the following payment rules shall apply within the limitation period mentioned in Section 7.4 hereafter:


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          (i) firstly, the Purchaser shall set-off the Due Indemnity (but only to the extent that it relates to amounts due under Section 6.1.6) against the Purchase Price if not yet paid (or part of the Purchase Price) but only in respect of two million six hundred thousand Euro (EUR 2,6 million), then

          (ii) secondly, the Purchaser shall be entitled to draw the remaining amount due by the Seller of the Due Indemnity from the Company Guarantee under the terms of the attached Company Guarantee in Schedule 6.3, then

          (iii) thirdly, the Seller shall be bound to pay the difference, if any, between the portion of the Due Indemnity and the amounts charged against the previous part incumbent upon him pursuant to the paragraphs (i) and (ii) above.

     6.3. GUARANTEE OF PAYMENTS UNDER THE WARRANTIES

     To secure the performance of obligations made by the Seller to the Purchaser, Phibro Animal Health Corporation, a New York corporation which is the ultimate parent company of Seller, has issued in favour of the Purchaser a first demand Company Guarantee attached hereto as Schedule 6.3.

     This Company Guarantee is not a substitution for all other rights or actions available to the Purchaser arising under this Agreement, this Company Guarantee being an integral part thereof.

     The Seller's obligations under this Agreement shall survive expiry of the above mentioned Company Guarantee and shall subsist until expiry of the deadlines set forth in this Agreement.

     6.4. DISPUTES CONCERNING THE AMOUNT OF THE CLAIM

     In the event of any disagreement concerning the valuation of the Seller's liability for a claim, or the amount of the indemnity to be paid to the Purchaser, and if the Purchaser and the Seller agree that the dispute concerns solely such valuation of liability or amount of indemnity, the Parties agree to submit the matter to a third party expert appointed by mutual agreement and, in case of disagreement, appointed by the President of the Institute of Certified Accountants (Institut des Reviseurs d'Entreprise) at the request of the most diligent party.

     The Party initiating the action shall refer the matter and the expert shall furnish its opinion within sixty (60) days of referral in a written report sent by registered letter with acknowledgement of receipt to the Purchaser and the Seller.

     Fees charged by the expert shall be shared equally between the Seller and the Purchaser.


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                                    SECTION 7
                            LIMITATIONS TO WARRANTIES

Any liability of the Seller for any claims for Losses, and any obligation of the Seller to indemnify the Purchaser pursuant to Section 6 shall be subject to the limitations of this Section 7:

     7.1. DURATION OF THE WARRANTIES

     The Seller shall not be liable in respect of any claims for Losses for which a Claim Notification is notified by the Purchaser:

     (a) after 3 (three) years from the Closing Date; or

     (b) if the claim relates to tax or social matters after three (3) years from the Closing Date or after the end of a period of thirty (30) days following expiry of the relevant statute of limitations applicable to the claim, whichever is later.

     7.2. EXCESS

     It is agreed that the Seller shall not be liable for any claims for Losses unless:

          (a) The amount of each individual claim (which expression shall be deemed to include any series of claims arising out of the same event or circumstance) exceeds Thirty Five Thousand Euros (E 35,000); and,

          (b) The aggregate amount of all individual claims in excess of this amount of Thirty Five Thousand Euros (E 35,000) (which expression shall be deemed to include any series of claims arising out of the same event or circumstance) exceeds Hundred Twenty Five Thousand Euros (E 125,000), it being stipulated that if such aggregate amount is above this threshold, the Seller shall indemnify the Purchaser for the entire amount of the claim or claims as from the first Euro.

     7.3. LIMITATION

          The amounts payable by Seller for claims for Losses shall be limited to an aggregate amount of 6,200,000 EUR which aggregate amount shall automatically reduce and decline by the amount of any payment made to Purchaser in respect of obligations of Seller under this Agreement, it being understood, however, that such aggregate amount shall not reduce and decline by the amount of the clean-up and demolition costs payable by Seller to Purchaser pursuant to
Section 2.3.(b) of this Agreement. For the avoidance of doubt, the indemnity provided for in Section 6.1.6 if Purchaser is taking over more than eighty-eight
(88) employees is not subject to the limitation of this Section 7.3.


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     7.4. THIRD PARTY CLAIMS

     In the event that a third party should, after the Closing, assert a claim or threaten to assert a claim against the Purchaser which is likely to give rise to a claim by the Purchaser against the Seller for Losses:

          (a) The Purchaser shall notify such Third Party Claim to the Seller as soon as practicable and at the latest within sixty (60) days from the date of receipt of the Third Party Claim or the threat of Third Party Claim by the Purchaser, giving details of the claim and Purchaser's best estimate of the amount of the Loss, which estimate is not binding upon the Purchaser.

          (b) The Purchaser shall consult with the Seller as to the handling of any Third Party Claim. Notwithstanding Section 7.4.(a) above, in the event that the Seller and the Purchaser do not agree on whether a given Third Party Claim should be settled or defended, the ultimate decision shall rest with the Purchaser notwithstanding any claim for Losses which the Purchaser could make in that respect against the Seller;

          In this event, Purchaser may continue any proceedings at its own cost, in which case any indemnity due by the Seller for Losses shall be limited to the lower of the two following amounts:

               (i) the amount of the prejudice calculated as if the Third Party Claim had been settled through an agreement offered and/or accepted by the Third Party.

               (ii) the amount of the prejudice actually suffered by Purchaser, as shown through a final judgement concerning the Third Party Claim.

          (c) Should the Seller decide to join in the defense of a Third Party Claim, the Purchaser shall ensure that the Seller has full access to the information and documents required or desirable to understand the claims made against the Purchaser and shall consult with the Seller and take into account the Seller's reasonable views before making any decision in respect of the defense or settlement of the Third Party Claim;

          (d) The Seller, inasmuch as it shall have control of any evidence or information material to the defense against the Third Party Claim, shall fully disclose and deliver to the Purchaser any such evidence or information.

     7.5. SET-OFF - PREJUDICE NOT GIVING ENTITLEMENT TO INDEMNIFICATION

          (a) If the Seller indemnifies the Purchaser under a claim for Losses and if the Purchaser later receives from a third party any amount in relation to such claim, the Purchaser shall reimburse within fifteen (15) days to the Seller the amount received (principal, interest and other) from such third party to the extent of the amount paid by the Seller to the Purchaser, after deduction of costs made by the Purchaser in order to collect this amount, it being understood that


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the costs which can be deducted by the Purchaser are limited to five percent
(5%) of the amount paid by the Seller to the Purchaser.

          (b) The following shall not be treated as a prejudice giving rise to a claim for Losses: deficiency notices issued by the tax, social or customs authorities which concern a simple timing difference for the payment of mandatory contributions, for example readjustments concerning depreciation or provisions or concerning tax provisions for deferred taxation, excluding any connected penalties, surcharges and late payment interest.

     7.6. EXCLUSION OF LIMITATIONS

     No limitations on the Seller's liability contained in this Agreement shall apply to:

          (a) any claim for breach of Warranty or for breach of any other provision of this Agreement which (or the delay on discovery of which) is the result of deliberate misstatement or fraud of the Seller; or

          (b) any claim for breach of Warranty or for breach of any other provision of this Agreement relating to Employees, or the indemnifications payable by Seller as referred to in Section 6.1.6.

     Subject to the foregoing, for the avoidance of doubt, any claims for Losses relating to a Third Party Claim shall be subject to the limitations of Sections
7.1 through 7.3.

                                    SECTION 8
                                    COVENANTS

     8.1. TRANSFER TAXES.

     The Purchaser shall pay any stamp, documentary, registration transfer or similar tax (a "Transfer Tax") imposed under applicable law in connection with the transactions described in Section 2 hereof. The Purchaser shall also pay all legal costs and notary fees (other than Seller's legal costs) in connection with such transactions. The Seller and the Purchaser shall cooperate to prepare and timely file any tax returns required to be filed in connection with Transfer Taxes described in the preceding sentence.

     8.2. FURTHER ASSURANCES.

     Each Party shall from time to time after the Closing take such other action and, without consideration, execute and deliver such further instruments as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement. Each Party shall use all commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable.


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     8.3. NON-COMPETITION.

          (a) For a period of ten (10) years from the Closing Date, the Purchaser or its subsidiaries or affiliates shall not manufacture or market, directly or indirectly, anywhere in the world any products which compete with Viginiamycin or with any other products manufactured on the Site.

          (b) For a period of ten (10) years from the date of the signature hereof, the Seller or its subsidiaries or affiliates will not carry out any activities or assume any responsibilities with respect to the production of MPL, and shall not develop, conduct, or form any business concerned with the process development or manufacturing of MPL or other adjuvants in competition with the Purchaser's activities unless agreed to by Purchaser.

     8.4 LICENSING OF THE INTELLECTUAL PROPERTY; CONFIDENTIALITY

     The Parties agree that it is the intent of the Agreement to exclude all Intellectual Property relating to Virginiamycin and other products manufactured at the site by Seller which are Excluded Assets. However, to the extent that any Intellectual Property related to Virginiamycin or other products manufactured at the site by Seller is transferred to the Purchaser as part of the Acquired Assets, the Purchaser hereby licenses such Intellectual Property to the Seller on an exclusive, even as to the Purchaser, world-wide, royalty-free and perpetual basis. In addition, the Purchaser will, and will cause its subsidiaries and affiliates to, keep all information related to both the excluded Intellectual Property and any Intellectual Property licensed pursuant to this Section, confidential.

     8.5. REMOVAL OF ASSETS

     Subject to Section 8.9, the Parties agree that the Seller will have up to and including six (6) months after Closing (i) to move all of the Excluded Assets listed in Exhibit B, off the Site, and (ii) to terminate all maintenance contracts related to the Excluded Assets and/or the Acquired Assets (if applicable) pursuant to Section 2.4 (e).

     The Seller shall ensure that the removal of the Excluded Assets of the Site after Closing will not affect the on-going activities of the Purchaser on the Site

     8.6. INFORMATION - REPORTS

     Seller will inform and keep Purchaser informed in reasonable detail until the Closing Date of all actions undertaken by and against Seller in respect of its rights and obligations under this Agreement, and in particular, but not limited to, (i) the preparations in respect of the transfer of the Site, Activities and Acquired Assets to Purchaser on Closing Date and (ii) the status of completion and execution of the collective dismissal of Seller's employees as announced to Seller's work's council on 17 November 2004, and the Seller shall in this respect provide to Purchaser such information as Purchaser may reasonably request from time to time.


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     8.7. PRESS RELEASES

     Any press release or public announcement regarding the transaction contemplated herein shall be subject to the prior written consent of both Parties, and, unless otherwise specified by the Purchaser, shall be made jointly by the Parties.

     8.8. MATERNITY LEAVE/PARENTAL LEAVE

     Seller undertakes not to grant up and until the Closing Date additional extra-legal benefits in respect of maternity leave or parental leave to Employees as a result of which the costs related to such maternity leave/parental leave granted to Employees would be increased after the Effective Date.

     8.9. BUILDING 3 (GRANULATION PROCESS)

     The Seller undertakes to clean, empty of all raw materials and have the Decommissioning of Building 3 completed by no later than December 31st, 2006.

                                   SECTION 9
                                   CONDITIONS

     9.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS.

     The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following condition:

     There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

     9.2. CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

     The obligation of the Purchaser to effect the Closing shall be further subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Seller made in this Agreement, except for the representation and warranty made by Seller in Section 4.8.(c)(vii)(Absence) in respect of maternity leave which shall only be made by Seller on the Effective date, shall be repeated by Seller on the Closing Date and shall be materially true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct would not have a material adverse effect on the transactions contemplated hereby.


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          (b) Obligations and Covenants.  The Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by the Seller under this Agreement by the time of the Closing.

          (c) Seller shall have fully executed and completed the collective dismissal for technical and economical reasons of 52 of its employees as announced to Seller's work's council on 17 November 2004 as a result of which the only persons assigned to the Activities on the Closing Date are the
* Omitted pursuant to our request for confidential treatment Employees referred to in Exhibit G and Exhibit H.

          (d) The Seller shall have delivered to Purchaser a declaration from the Social Secretariat that there are no outstanding amounts due by the Seller in respect of the Employees.

          (e) The Seller shall have cleaned and emptied the Acquired Assets of all raw materials, and completed the Decommissioning thereof, unless otherwise indicated by Purchaser, according to criteria set and other conditions to be agreed upfront between the Parties, with the exception of Building 3 which building the Seller shall have decommissioned, cleaned, and emptied of all raw materials by no later than December 31st, 2006.

          (f) Seller shall have obtained all consents from bondholders and banks and shall have lifted the Mortgage subject to Article 6.1.7.

     9.3. CONDITIONS TO OBLIGATIONS OF THE SELLER.

     The obligation of the Seller to effect the Closing shall be further subject to the satisfaction or waiver by the Seller at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement shall be materially true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) except where the failure to be so true and correct would not have a material adverse effect on the transactions contemplated hereby.

          (b) Obligations and Covenants. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by the Purchaser under this Agreement by the time of the Closing.


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                                   SECTION 10
                                   AMENDMENTS

     10.1. AMENDMENTS, ETC.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

                                   SECTION 11
                                   TERMINATION

     11.1. TERMINATION PRIOR TO THE CLOSING.

     This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Parties;

          (b) by either Party notifying the other Party if a Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action that permanently restrains, enjoins, or otherwise prohibits the transactions contemplated by this Agreement and such injunction, order, decree, ruling or other actions shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall not have taken any action, or failed to take any action, that would cause it to be in breach of any of its agreements, representations, warranties or covenants set forth in this Agreement;

     11.2. EFFECTIVENESS AND EFFECTS OF TERMINATION.

     The termination of this Agreement in accordance with Section 11.1(a) or (b) shall be effective upon notice of such termination being given by the terminating Party to the other Party. Following such termination of this
Agreement:

          (a) The Parties shall have no further liability hereunder except that each Party shall remain liable to the other for any material breach by it of this Agreement;

          (b) All contracts, rights, licenses, obligations, agreements, understandings and letters of intent to which the Parties were a party at any time prior to the Effective Date ("Prior Rights") shall remain in whatever force and effect such contracts, agreements, understandings


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and letters of intent were prior to the Effective Date, without giving effect to the execution and subsequent termination of this Agreement, or the negotiations and course of conduct of the Parties in connection therewith. Furthermore, neither Party shall be prejudiced, nor any Prior Rights such Persons may have be diminished, altered or terminated, in any way by the execution and subsequent termination of this Agreement and the negotiations and course of conduct of the Parties and their Affiliates in connection therewith;

          (c) Sections 12.5, 12.7 and 12.12 shall survive any such termination; and

          (d) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, claims or amounts owed that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

                                   SECTION 12
                                  MISCELLANEOUS

     12.1. NOTICES.

     Any notice required or permitted under this Agreement shall be sent by certified mail, return receipt requested, postage pre-paid, or by facsimile with answer back to the following addresses of the Parties:

     If to Seller:

     Phibro Animal Health U.S., Inc.,
     65 Challenger Road
     3rd Floor
     Ridgefield Park
     NJ 07660
     UNITED STATES OF AMERICA
     Attention: President

     and copy to:

     Phibro Animal Health Corporation
     65 Challenger Road
     3rd Floor
     Ridgefield Park
     NJ 07660
     UNITED STATES OF AMERICA
     Attention: General Counsel


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     If to Purchaser:

     GlaxoSmithKline Biologicals S.A.
     rue de L'Institut 89
     1330 Rixensart
     BELGIUM
     Attention: Jean Stephenne, President, General Manager

     Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

     12.2. DESCRIPTIVE HEADINGS.

     The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     12.3. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

     12.4. ENTIRE AGREEMENT.

     This Agreement, entered into as of the date first written above, including the Exhibits and Schedules (which are incorporated in this Agreement by this reference and are made part hereof), constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings relating to the subject matter hereof, including the Letter of Intent signed on 19 August 2004 by the Purchaser. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement pursuant to the terms of Section 10.1.

     12.5. FEES AND EXPENSES.

     Subject to Section 8.1, regardless of whether or not the transactions contemplated by this Agreement are consummated, except as otherwise provided herein each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

     12.6. INDEPENDENT CONTRACTORS.

     Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between the Seller and the Purchaser, or to constitute one as the agent of the other. The Seller and the Purchaser shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either Party the power or authority, express or implied, to act for, bind, or commit the other Party.


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     12.7. GOVERNING LAW.

     This Agreement shall be deemed to have been made in Belgium and its form, execution, validity, construction and effect shall be determined in accordance with the laws of Belgium without regard to its conflict of laws principles.

     12.8. SPECIFIC PERFORMANCE.

     The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

     12.9. ASSIGNMENT.

     This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party, provided, however, that the Purchaser may assign its rights under this Agreement to any Affiliate without the consent of the Seller; provided, that such assignment shall not be deemed to release the Purchaser from its obligations hereunder. Any attempted assignment in violation of this Section 12.9 shall be void.

     12.10. SUCCESSORS AND ASSIGNS.

     This Agreement, including all obligations hereunder, shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns pursuant to this Agreement.

     12.11. SEVERABILITY

     In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 12.11, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

     12.12. COMPETENT COURTS

     Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, invalidity, or existence thereof (a "Dispute"), shall be referred to the Belgian Courts (Commercial Court of Nivelles).


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                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]


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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above in two original copies.

                                        PHIBRO ANIMAL HEALTH SA.


                                        By: /s/ Jack C. Bendheim
                                            ------------------------------------
                                        Name:   Jack C. Bendheim
                                        Title:  President


                                        GLAXOSMITHKLINE BIOLOGICALS S.A.


                                        By: /s/ Jean Stephenne
                                            ------------------------------------
                                        Name:   Jean Stephenne
                                        Title:  President, General Manager


                                        By: /s/ Jean-Pierre Suin
                                            ------------------------------------
                                        Name:   Jean-Pierre Suin
                                        Title:  Vice President
                                                Finance & Management Services


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